Date: July 12, 2019

Media Contact:	Investor Contact:
Michael Kinney	Dennis Puma
732-938-1031	732-938-1229
mkinney@njresources.com	dpuma@njresources.com

NEW JERSEY RESOURCES CHAIRMAN AND CEO
LAURENCE M. DOWNES TO RETIRE;
BOARD NAMES STEVE WESTHOVEN AS SUCCESSOR

WALL, N.J. – New Jersey Resources (NYSE: NJR) Chairman and Chief Executive Officer (CEO) Laurence M. Downes, 61, today announced he will retire on September 30, 2019, after 34 years with the company, 24 as CEO. He will continue to serve as Chairman of the Board until the company’s Annual Shareowners Meeting.

Mr. Downes joined NJR in 1985 and was named Treasurer in 1986, followed by Vice President and Treasurer in 1988. He was promoted to Senior Vice President and Chief Financial Officer of NJR in 1990 and Executive Vice President of New Jersey Natural Gas in 1994. In 1995, Mr. Downes was promoted to President and CEO, and he was named Chairman of NJR’s Board of Directors in September 1996.

“It has been a privilege to be a part of the New Jersey Resources family for more than three decades,” said Laurence M. Downes. “I’m grateful to the women and men of our company, past and present, who have made us the organization we are today. Their hard work has earned us 13 J.D. Power Awards – more than any other utility in New Jersey; significantly improved the performance of our delivery system; increased the value of our company more than tenfold and helped over 1,800 community service organizations annually across New Jersey. I know our team will continue to deliver on our commitment to our stakeholders for many years to come.”

In line with NJR’s succession plan, the Board of Directors announced Steve Westhoven, President and Chief Operating Officer (COO), age 51, will become President and CEO on October 1, 2019.

“Larry’s outstanding leadership has driven strong performance at New Jersey Resources for more than three decades. His passion for customers, employees and the communities we serve has delivered consistent results. On behalf of the Board, we sincerely thank Larry for his contributions over the years.” said Donald L. Correll, Lead Director of NJR’s Board of Directors. “The Board is confident, under Steve’s leadership, we will continue to grow our business, serve our customers and communities, support our employees and deliver performance for our investors.”

NEW JERSEY RESOURCES CHAIRMAN AND CEO LAURENCE M. DOWNES TO RETIRE;
BOARD NAMES STEVE WESTHOVEN AS SUCCESSOR

Mr. Westhoven joined the company in 1990 and was named Vice President of NJR Energy Services in 2004 and Senior Vice President in 2010. He was promoted to Executive Vice President and COO of NJR in November 2017 and named President and COO of NJR in September 2018.

Photos and bios of Laurence M. Downes and Steve Westhoven are available upon request.

About New Jersey Resources

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that provides safe and reliable natural gas and renewable energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

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New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains nearly 7,500 miles of natural gas transportation and distribution infrastructure to serve more than half a million customers in New Jersey’s Monmouth, Ocean, Morris, Middlesex and Burlington counties.

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NJR Clean Energy Ventures is a leading renewable energy company that invests in, owns and operates residential and commercial solar projects with a total capacity in excess of 250 megawatts, providing residential and commercial customers with low carbon solutions.

●	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets, and provides customized energy solutions to customers across North America.

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NJR Midstream serves customers, from local distributors and producers to electric generators and wholesale marketers, through its 50 percent equity ownership in the Steckman Ridge natural gas storage facility and a 20 percent equity interest in the PennEast Pipeline Project.

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NJR Home Services provides service contracts, as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes and businesses throughout New Jersey.

NJR and its more than 1,000 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR:

Visit www.njresources.com.
Follow us on Twitter @NJNaturalGas.
“Like” us on facebook.com/NewJerseyNaturalGas.
Download our free NJR investor relations app for iPad, iPhone and Android.

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